Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet |  o, 2019 Hypothetical Payment at Maturity Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 5 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) and the Russell 2000® Index (Bloomberg ticker: "RTY <Index>") (each, a 'Reference Asset') For each Reference Asset, c0.00% of its Initial Value Barrier Value: Selected Structure Definitions Automatic Call: If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the notes will be automatically redeemed for a cash payment per $1,000 principal amount note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the notes after the Call Settlement Date. Call Valuation Dates: November 2o, 2020, November to, 2021, ber to, 2022 AYE ber tj, 2023 Call Settlement Date: The fifth business day following the Call Valuation Date on which an Automatic Call occurs Call Premium: With respect to a Call Valuation Date, an amount calculated as follows: Periodic Call Premium × n where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated CUSIP / ISIN: 06747NE> / US06747NE> For every $1,000 principal amount note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs. [$j6.60 - $06.60] per $1,000 principal amount note ([j.66% - 0.66%] of the principal amount per note), to be determined on the Initial Valuation Date Redemption Price: Initial Value: The Closing Value of the Reference Assets on the Initial Valuation Date Periodic Call Premium: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date  to, 2019 November te, 2019 ber 2o, 2024 ber te, 2024 If the notes are not redeemed prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: Payment at Maturity: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, AY AWZZY1SAuDZiaige $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) If the Final Value of the Least Performing Reference Asset is less than its Initial Value, but greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated EŽember 6, 2019 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment a s described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. AutoCallable Notes

Fact Sheet |  o, 2019 Summary Characteristics of the Notes Summary Risk Considerations Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to .125% of the principal amount of the notes, or up to $1.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment upon an Automatic Call or at maturity, under the terms of the notes. U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, the Initial Valuation Date is expected to be between $966.60 and $9t.j0 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential Early Exit—If the notes are redeemed, you will not receive any accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not additional payments on the notes, and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. Accordingly, the term of the Notes may be as short as approximately one year. an indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747N pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. AutoCallable Notes